Exhibit 99.1

PRESS RELEASE


January 22, 2003



FROM:  Heartland Financial USA, Inc.
       Lynn B. Fuller - Chairman, President and CEO
       (563) 589-2105

       John K. Schmidt - Executive Vice President and CFO

RE:    New Director Elected

RELEASE:  Immediate


                 COX ELECTED TO HEARTLAND BOARD

(Dubuque, IA) - Heartland Financial USA, Inc. (HTLF - OTC BB) announced today that John W. Cox, Jr. was elected as a member of the board of directors. Cox will fill a vacancy on the board created by the death on June 10, 2001 of Evangeline K. Jansen. Cox is a partner in the law firm of Cox and Ward, P.C., in Galena, Illinois, and a former Member of the U.S. House of Representatives from Illinois' 16th District. He also serves on the board of directors of Galena State Bank and Trust, a Heartland member bank.

Mr. Cox is a graduate of John Marshall Law School of Chicago receiving his Juris Doctorate cum laude in 1975. During his term in the U.S. Congress, Cox served on the House Banking and Finance Committees. Mr. Cox also served as State's Attorney for Jo Daviess County, Illinois and as City Attorney of Galena.

Heartland is a $1.8-billion financial services company with six banks in Iowa, Illinois, Wisconsin and New Mexico. Other subsidiaries include: UTLEA, Inc., a fleet leasing company with offices in Madison and Milwaukee, Wisconsin; and Citizens Finance Co., a consumer finance company operating in Iowa, Wisconsin and Illinois.


                        ####


This release may contain, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as believe, expect, anticipate, plan, intend, estimate, may, will, would, could, should or similar expressions. Additionally, all statements in this release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of September 11th, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems;
(vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions;
(x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including other factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.